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                          CERTIFICATE OF DETERMINATION

                             OF RIGHTS, PREFERENCES,

                           PRIVILEGES AND RESTRICTIONS

                                       OF

              SERIES A 7.0% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                            OF TELENETICS CORPORATION


   Michael Armani and Shala Shashani certify that:

   A. They are President and Secretary, respectively, of Telenetics Corporation, a California corporation ("Corporation").

   B. Pursuant to authority given by the Corporation's Restated and Amended Articles of Incorporation (the "Articles"), the Board of Directors of the Corporation has duly adopted the following preambles and resolutions:

         WHEREAS, the Board of Directors of the Corporation has fixed and determined the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to a series of Preferred Stock designated as Series A 7.5% Convertible Redeemable Preferred Stock, and the President and Secretary of the Corporation filed on March 16, 1999 with the Secretary of State of the State of California a Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A 7.5% Convertible Redeemable Preferred Stock of the Corporation (the "Original Certificate of Determination"); and

         WHEREAS, the Corporation has not issued any shares of such Series A 7.5% Convertible Redeemable Preferred Stock; and

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to the authority given by California Corporations Code section 401(c) and Article THIRD of the Articles, to decrease the number of shares constituting the Series A 7.5% Convertible Redeemable Preferred Stock to zero, with the result that the Series A 7.5% Convertible Redeemable Preferred Stock will no longer be an authorized series of the Corporation; and

         WHEREAS, the Articles provide for a class of shares known as undesignated Preferred Stock, issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to the authority described above, to determine and fix the rights, preferences, privileges and restrictions relating to a series of undesignated Preferred Stock and the number of shares constituting and the designation of that series.

         NOW, THEREFORE, BE IT RESOLVED, that the number of shares constituting the Series A 7.5% Convertible Redeemable Preferred Stock is decreased to zero and that Section 2 of the Original Certificate of Determination is hereby amended to read in its entirety as follows:

         2. NUMBER AND RANK. The number of shares constituting the Series A Convertible Preferred Stock shall be zero.

         RESOLVED FURTHER, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to, a series of Preferred Stock as set forth below:

         1. DESIGNATION. There is hereby created a series of Preferred Stock designated as "Series A 7.0% Convertible Redeemable Preferred Stock" ("Series A Convertible Preferred Stock") with the rights, preferences, privileges and restrictions set forth below.

         2. NUMBER AND RANK. The number of shares constituting the Series A Convertible Preferred Stock shall be 1,500,000. All shares of the Series A Convertible Preferred Stock shall rank on a parity with each other and shall be preferred to the common stock, no par value ("Common Stock"), of the Corporation, and to the Series B Convertible Preferred Stock of the Corporation, and, except as expressly provided in Section 5(c)(iii) below, any other series or class of stock of the Corporation, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation. The Corporation shall have the right to create other classes of Preferred Stock which shall rank below the Series A Convertible Preferred Stock without the consent of the holders of the Series A Convertible Preferred Stock.

         3. DIVIDENDS.

            (a) Subject to provisions contained in paragraphs (b) and (c) of this Section 3, dividend rates on the shares of Series A Convertible Preferred Stock shall be at a rate of $0.1225 per share per annum (i) for the period (the "Initial Dividend Period") pro rated on a daily basis from the Original Issue Date (as hereinafter defined) to and including June 30, 1999, and (ii) for each quarterly dividend period (the "Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on April 1, July 1, October 1 and January 1, in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Such dividends shall be cumulative (but not compounded) and accrue quarterly from the date of original issue of such shares and shall be payable, if, when, and as declared by the Board of Directors out of funds legally available therefor, on July 1, 1999 (in respect of the Initial Dividend Period), on April 1 (in respect of the Quarterly Dividend Period beginning the preceding January 1), on July 1 (in respect of the Quarterly Dividend Period beginning the preceding April 1), on October 1 (in respect of the Quarterly Dividend Period beginning the preceding July 1) and on January 1 (in respect of the Quarterly Dividend Period beginning the preceding October 1) of each year thereafter. Each such dividend shall be paid to the holders of record of the Series A Convertible Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding thirty (30) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. If declared, dividends shall be payable in cash. If the Corporation cannot, as determined by the Board of Directors in its sole discretion, pay any declared dividends in cash on any dividend payment date, the Corporation shall pay such dividends in shares of Series A Convertible Preferred Stock valued at eighty percent (80%) of the lesser of: (a) $1.75 and (b) the Market Price (as hereinafter defined) of the Common Stock on the relevant dividend record date multiplied by the quotient of (1) $1.75 divided by (2) the Conversion Price (as hereinafter defined). For purposes of this paragraph (a) of
Section 3, the term "Market Price" shall mean the average closing bid price on the Market (as hereinafter defined) for the ten (10) consecutive trading days immediately prior to the date in question. For purposes hereof, the term "Market" shall mean the National Association of Securities Dealers Automated Quotation System, the Nasdaq OTC Bulletin Board, the New York Stock Exchange, the American Stock Exchange or wherever the Common Stock then trades.

            (b) Commencing with the Quarterly Dividend Period beginning on July 1, 2002, the dividend rate on the shares of Series A Convertible Preferred Stock shall be increased by $0.06125 per share for such Quarterly Dividend Period and for each subsequent Quarterly Dividend Period up to maximum dividend rate on the shares of Series A Convertible Preferred Stock of $0.3675 per share per annum.

            (c) In the event that: (i) the Corporation does not report diluted earnings per share of its Common Stock of at least $0.20 for fiscal 1999 as set forth in its statement of operations for the fiscal year ended December 31, 1999, which statement will be included in the Corporation's Form 10-KSB for the fiscal year ended December 31, 1999; and (ii) the average bid price for the Corporation's Common Stock for the month of April 2000 is below $1.75 per share, then commencing with the Quarterly Dividend Period beginning April 1, 2000, the dividend rate per share per annum on the shares of Series A Convertible Preferred Stock shall increase by $0.06125 per Quarterly Dividend Period (e.g., the dividend rate commencing April 1, 2000 will be $0.18375 per share per annum and the dividend rate commencing July 1, 2000 will be $0.2450 per share per annum). In addition, if the Company does not file its Form 10-KSB for the fiscal year ended December 31, 1999 by March 31, 2000, then commencing with the Quarterly Dividend Period beginning April 1, 2000, the dividend rate per share per annum on the shares of Series A Convertible Preferred Stock shall increase by $0.06125 per Quarterly Dividend Period (e.g., the dividend rate commencing April 1, 2000 will be $0.18375 per share per annum and the dividend rate commencing July 1, 2000 will be $0.2450 per share per annum). In no event, however, shall the dividend rate on the Series A Convertible Preferred Stock be increased pursuant to this Section 3(c) to an amount in excess of $0.3675 per share per annum.

            (d) No dividends shall be payable on any shares of any class of the Corporation's capital stock ranking junior to the Series A Convertible Preferred Stock as to the payment of dividends unless all accrued dividends on the Series A Convertible Preferred Stock to the record date of the proposed dividends on the junior class shall have been paid or have been declared and a sum sufficient for the payment of those dividends reserved.

            (e) Upon any conversion of any shares of Series A Convertible Preferred Stock as described in Section 6, the holders thereof shall be entitled to receive in cash, any accumulated, accrued or unpaid dividends in respect of such shares of the Series A Convertible Preferred Stock through and including the Conversion Date (as hereinafter defined).

         4. LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, $1.75 per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior to the Series A Convertible Preferred Stock with respect to the distribution of assets.

            (b) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the shareholders of this Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this
Section 4.

            (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

            (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Convertible Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series A Convertible Preferred

Stock like proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

         5. VOTING RIGHTS.

            (a) In addition to all voting rights provided by applicable law, the holders of Series A Convertible Preferred Stock shall have the voting rights set forth in this Section 5.

            (b) The holders of Series A Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote as a single class upon any matter submitted to the shareholders for a vote, as follows: (i) each holder of Series A Convertible Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Series A Convertible Preferred Stock would be convertible on the record date for the vote, and (ii) the holders of Common Stock have one vote per share of Common Stock.

            (c) The affirmative vote or consent of the holders of a majority of the shares of the Series A Convertible Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                (i) Any amendment, alteration or repeal of any of the provisions of this Certificate of Determination, of the Restated and Amended Articles of Incorporation, or of the Restated and Amended By-Laws of the Corporation, which affects adversely the voting powers, preferences and relative, participating, optional and other special rights of the holders of shares of the Series A Convertible Preferred Stock;

                (ii) Any authorization, creation or issuance of, or increase in the authorized amount of, any stock that ranks senior to the Series A Convertible Preferred Stock; or

                (iii) The creation of any class of equity securities which ranks equal to or senior to the Series A Convertible Preferred Stock.

            (d) The holders of Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of Common Stock.

         6. CONVERSION.

            6.1 VOLUNTARY CONVERSION. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the Automatic Conversion Date (as defined below) or the date fixed for redemption, if any, at the office of the Corporation or if the Corporation shall have appointed a transfer agent for the Series A Convertible Preferred Stock, at the office of such transfer agent, into such number of fully paid and nonassessable shares of Common Stock at the Conversion Price in effect at the time of conversion determined as provided herein. With respect to voluntary conversions, shares of the Series A Convertible Preferred Stock shall be deemed to have been converted as of the date (the "Conversion Date") of receipt by the Corporation of the surrendered shares of Series A Convertible Preferred Stock for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

            6.2 AUTOMATIC CONVERSION. Each share of Series A Convertible Preferred Stock shall automatically be convertible into fully paid and nonassessable shares of Common Stock, immediately upon the happening of the following events: (a) the shares of Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock have been registered pursuant to the Securities Act of 1933, as amended, and such registration is then currently effective; and (b) either (1) the average of the closing bid price of the Common Stock on the Market is at least 175% of the Conversion Price for twenty (20) trading days within a thirty (30) consecutive trading day period, or (2) the Company has completed an underwritten public offering of its Common Stock in which the aggregate gross proceeds exceeds $7.5 million and the offering price exceeds $4.75 per share of Common Stock (appropriately adjusted for subdivisions and combinations of shares of Common Stock). Upon the automatic conversion of the Series A Convertible Preferred Stock into shares of Common Stock, the Company shall pay to all registered holders of Series A Convertible Preferred Stock all accrued and unpaid dividends through and including the date of such automatic conversion (the "Automatic Conversion Date"), and the person or persons entitled to receive the Common Stock issuable upon such automatic conversion shall be treated for all purposes as the record holder or holders of such Common Stock on the date following the Automatic Conversion Date.

            6.3 CONVERSION PRICE. The Series A Convertible Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Conversion Price per share in effect at the time of conversion into $1.75 for each share of Series A Convertible Preferred Stock being converted. The Conversion Price per share for the Series A Preferred Stock shall initially be $1.75. The initial Conversion Price for the Series A Convertible Preferred Stock shall be subject to adjustment from time to time as provided herein.

            6.4 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon any conversion of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or if the Corporation shall have appointed a transfer agent for the Series A Convertible Preferred Stock, at the office of such transfer agent, and shall give written notice to the Corporation at either such office that the holder elects to convert the same; PROVIDED, HOWEVER, that in the event of any automatic conversion pursuant to Section 6.2, the outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, if any; and PROVIDED, FURTHER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Convertible Preferred Stock are either delivered to the Corporation or its transfer agent, if any, as provided above, or the holder notifies the Corporation or its transfer agent, if any, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable (but in no event more than five (5) business days) after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

            6.5 ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. If at any time or from time to time after the date on which the first share of the Series A Convertible Preferred Stock was originally issued ("Original Issue Date") the outstanding shares of Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect immediately prior to such subdivision, shall be proportionately decreased. Conversely, if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately prior to such combination or consolidation, shall be proportionately increased. Any adjustment under this Section 6.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

            6.6 ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time, or from time to time after the Original Issue Date for the Series A Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Convertible Preferred Stock then in effect by a fraction:

                (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

         PROVIDED, HOWEVER, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Convertible Preferred Stock shall be adjusted

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         pursuant to this Section 6.6 as of the time of actual payment of such dividends or distributions.

            6.7 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date for the Series A Convertible Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6, then and in each such event the holders of Series A Convertible Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event.

            6.8 ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Preferred Stock immediately before the change.

            6.9 REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation or other entity, or the sale of all or substantially all of the Corporation's assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 6.9), lawful and adequate provisions shall be made whereby the holders of Series A Convertible Preferred Stock shall thereafter have the right to receive upon the conversion of Series A Convertible Preferred Stock and upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Convertible Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares of Common Stock receivable upon the conversion of

Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the conversion of Series A Convertible Preferred Stock (including an immediate adjustment, by reason of such consolidation or merger, of the Conversion Price to the value for the Common Stock reflected by terms of such consolidation or merger if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger). Subject to the terms of the Series A Convertible Preferred Stock, in the event of a merger or consolidation of the Corporation with or into another corporation or other entity as a result of which the number of shares of Common Stock of the surviving corporation or other entity issuable to holders of Common Stock of the Corporation, is greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, then the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the holders, the obligation to deliver to such holders such shares of stock, securities, other evidence of equity ownership or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive or otherwise acquire. If a purchase tender or exchange offer is made to and accepted by the holders of more than fifty (50%) percent of the outstanding shares of Common Stock of the Corporation, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of Series A Convertible Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon the conversion of Series A Convertible Preferred Stock, the amount of stock, securities, other evidence of equity ownership or assets then issuable with respect to the number of shares of Common Stock of the Corporation in accordance with such offer. Notwithstanding the preceding, in the event of a merger or consolidation of the Corporation with or into any other corporation or corporations or the sale of all or substantially all of the assets of the Corporation in which the shareholders of the Corporation hold less than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger or sale of assets, the holders of Series A Convertible Preferred Stock shall have a right to convert their shares of Series A Convertible Preferred Stock into shares of Common Stock immediately prior to such transaction at a conversion price equal to the lesser of (a) the Conversion Price or (b) the price per share of Common Stock paid in such transaction.

            6.10 ADJUSTMENTS RELATING TO REGISTRATION RIGHTS OBLIGATIONS. If the Corporation fails to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in accordance with its registration rights obligations contained in the Preferred Stock Purchase Agreement between the Corporation and the holders of the Series A Convertible Preferred Stock by July 31, 1999, the Conversion Price shall be reduced (and concomitantly the number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall increase) by the percentage resulting from multiplying six (6%) percent by the number of thirty (30) day periods, or any part thereof, beyond July 31, 1999, until the initial registration statement described herein covering the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock is filed with the Commission and/or (ii) if the

Registration Statement is not declared effective by December 31, 1999, the Conversion Price shall be reduced (and concomitantly the number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall increase) by the percentage resulting from multiplying six (6%) percent by the number of thirty (30) day periods, or any part thereof, beyond December 31, 1999, until the Registration Statement is declared effective by the Commission. The maximum reduction pursuant to this Section 6.10 shall be thirty-six (36%) percent.

            6.11 ANTI-DILUTION ADJUSTMENTS. If the Corporation, through either a private placement or a public offering (but other than pursuant to options granted pursuant to the Corporation's directors' and employee stock option and stock purchase plans or shares or options issued in an acquisition or shares issuable pursuant to the exercise of warrants outstanding on February 16, 1999 or shares issuable pursuant to the exercise of warrants issued to any placement agent or its designees in connection with the offering of the Series A Convertible Preferred Stock or any purchase of shares of Series A Convertible Preferred Stock or the issuance by the Corporation (other than in the transactions described in this parenthetical) of up to 500,000 shares of Common Stock in the aggregate) issues shares of Common Stock, or options to purchase Common Stock or rights to subscribe for Common Stock or securities convertible into or exchangeable for Common Stock at a price less than the Conversion Price (the "Lower Price"), the Conversion Price shall automatically be reduced to the Lower Price. No adjustment will be made if the Corporation pays a dividend in cash to the holders of Common Stock. The Corporation will give the holders of Series A Convertible Preferred Stock written notice at least thirty (30) days prior to the record date for the cash dividend that the Corporation intends to declare a cash dividend.

            6.12 NO IMPAIRMENT. Except as provided in Section 7, the Corporation will not, by amendment of its Restated and Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

            6.13 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock which each share of Series A Convertible Preferred Stock may be converted into pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            6.14 NOTICES OF RECORD DATE. If the Corporation proposes at any time to:

                (a) declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;



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


                (b) offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

                (c) effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                (d) merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Convertible Preferred Stock:

                    (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (a) and (b) above; and

                    (2) in the case of the matters referred to in (c) and (d) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Convertible Preferred Stock at the address for each such holder as shown on the books of this Corporation.

            6.15 AMENDMENT TO THE RESTATED AND AMENDED ARTICLES OF INCORPORATION. In the case of any amendment to the Restated and Amended Articles of Incorporation of the Corporation to change the designation of the Common Stock or the rights, preferences, privileges and restrictions in respect to the Common Stock or division of the Common Stock, the Series A Convertible Preferred Stock shall be adjusted so as to provide that upon conversion thereof the holder shall receive, in lieu of shares of Common Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder issuable upon such conversion had the conversion occurred immediately prior to such designation, change or division. The Series A Convertible Preferred Stock shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
6.15. The provisions of this Section 6.15 shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

         7. STATUS OF CONVERTED STOCK. If any shares of Series A Convertible Preferred Stock are repurchased or converted pursuant to Section 6, the shares so repurchased or converted shall not be reissued, shall be retired and shall thereafter have the status of authorized and unissued shares of

Preferred Stock which may be reissued by the Corporation at any time as shares of any series of Preferred Stock, including shares of Series A Convertible Preferred Stock.

         8. REDEMPTION.

            (a) The Corporation at any time after the third anniversary of the date of the last closing in connection with the sale of shares of Series A Convertible Preferred Stock in the private offering commencing March 16, 1999 may, at its option, redeem all of the outstanding shares of Series A Convertible Preferred Stock at a redemption price equal to $1.75 per share, plus accrued dividends to the redemption date.

            (b) To exercise its option to redeem all of the shares of Series A Convertible Preferred Stock, the Corporation shall mail by first-class mail a notice of the redemption not less than thirty (30) and not more than sixty (60) days prior to the date fixed for redemption to all of the holders of record of Series A Convertible Preferred Stock. Such notice shall specify the redemption price, the date fixed for redemption and the office where payment of the redemption price will be made. The holder of each share of Series A Convertible Preferred Stock that is called for redemption shall surrender to the Corporation at its principal office or if the Corporation shall have appointed a transfer agent for the Series A Convertible Preferred Stock, at the office of such transfer agent, on or after the date of redemption the certificate representing that share against payment to the holder of the redemption price. If the Corporation shall have given notice in accordance with this subparagraph and on the date of redemption and thereafter funds necessary for the redemption shall be held by the Corporation in a segregated account and are available for payment of the redemption price, then, notwithstanding that the certificate representing shares of Series A Convertible Preferred Stock called for redemption shall not have been surrendered, those shares shall no longer be deemed outstanding and the accrual of dividends and all other rights with respect to those shares shall terminate, except only the right of the holder to receive the redemption price, without interest, upon surrender of the certificate. Any share of Series A Convertible Preferred Stock that has been called for redemption may be converted, at the option of the holder, as provided in Section 6, at any time prior to the date set for redemption, and if the option to convert is timely exercised with respect to a share of Series A Convertible Preferred Stock, the call for redemption of that share shall be null and void.

         9. RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Convertible Preferred Stock then outstanding. If shares of Common Stock are listed on any securities exchange, the Corporation shall make application for the listing thereon, on notice of issuance, of the shares of Common Stock deliverable upon the conversion of the outstanding shares of Series A Convertible Preferred Stock and shall use its best efforts to effect such listing.

         10. TRANSFER TAXES. The Corporation will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of transfer involved in the issue and delivery of shares of

Common Stock in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

         11. REPLACEMENT CERTIFICATES.

             11.1 MUTILATED CERTIFICATE. If any mutilated certificate of Series A Convertible Preferred Stock is surrendered to the Corporation, the Corporation or its transfer agent shall deliver in exchange therefor a new certificate for Series A Convertible Preferred Stock of like tenor and principal amount, bearing a number not contemporaneously outstanding.

             11.2 DESTROYED, LOST OR STOLEN CERTIFICATES. If there is delivered to the Corporation (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate of Series A Convertible Preferred Stock and (ii) such reasonable security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Corporation that such certificate of Series A Convertible Preferred Stock has been acquired by a bona fide purchaser, the Corporation or its transfer agent shall deliver in lieu of any such destroyed, lost or stolen certificate of Series A Convertible Preferred Stock, a new certificate of Series A Convertible Preferred Stock of like tenor and principal amount and bearing a number not contemporaneously outstanding.

             11.3 STATUS OF NEW CERTIFICATE. Upon the issuance of any new certificate of Series A Convertible Preferred Stock under Section 11, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new certificate of Series A Convertible Preferred Stock issued pursuant to Section 11, in lieu of any destroyed, lost or stolen certificate of Series A Convertible Preferred Stock, shall constitute an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen certificate of Series A Convertible Preferred Stock shall be at any time enforceable by anyone. Any new certificate for Series A Convertible Preferred Stock delivered pursuant to Section 11 shall be so dated that neither gain nor loss in interest shall result from such exchange. The provisions of this Section 11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen certificates of Series A Convertible Preferred Stock.

    C. The authorized number of shares of Series A Convertible Preferred Stock is 1,500,000, none of which has been issued.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

                            [Signature page follows.]


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


    IN WITNESS WHEREOF, the undersigned have executed this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A 7.0% Convertible Redeemable Preferred Stock in Lake Forest, California, this 8th day of April, 1999.


                                                     /s/ Michael Armani
                                                     ---------------------------
                                                     Michael Armani


                                                     /s/ Shala Shashani
                                                     ---------------------------
                                                     Shala Shashani